Exhibit 99.1

Camping World Holdings, Inc. Reports First Quarter 2026 Results

◾	Revenues of $1.35 Billion, Net Loss of $26.7 Million, and Positive Adjusted EBITDA of $28.0 Million
◾	SG&A to Gross Profit Improved 135 Basis Points Year-Over-Year
◾	New and Used Vehicle Unit Sales Gained Momentum in March and April
◾	Company Reaffirms Its Full Year 2026 Outlook

LINCOLNSHIRE, IL – April 29, 2026 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (“CWH” or, collectively with its subsidiaries, the “Company” or “Camping World”), America’s Largest Recreational Vehicle Dealer, today reported results for the first quarter ended March 31, 2026.

Matthew Wagner, Chief Executive Officer and President of CWH stated, “We are pleased with our first quarter performance against the current RV industry backdrop. While used RV sales underperformed expectations in January and February, the year-over-year trajectory of our new and used unit volume continued to improve as we progressed through March and into late April. In the quarter, we realized SG&A efficiencies and gained market share in our exclusive brand units.”

Balance Sheet and Cash Flow

At the end of the first quarter of 2026, cash and cash equivalents totaled $200 million. Total outstanding long-term debt was $1.416 billion. The Company's net debt leverage ratio(1)(2) improved to 5.6x at the end of the first quarter of 2026 compared to 8.1x at the end of the first quarter of 2025. Tom Kirn, Chief Financial Officer of CWH commented, “We believe we are taking the right steps to generate strong free cash flow for the full year. Our capital deployment framework continues to prioritize strengthening the balance sheet.”

Full Year 2026 Outlook(2)

Mr. Wagner stated, “We remain focused on our three defined goals for 2026: new and used unit growth, accelerating Good Sam’s growth, and SG&A cost efficiency. While the RV selling season started slower than expected, we believe recent trends in March and April, Good Sam’s margin stabilization, and additional cost efficiency opportunities support our 2026 outlook and position the Company for long-term value creation.”

For full year 2026, the Company is reiterating its previous guidance range of Adjusted EBITDA in the range of $275 million to $325 million.

(1)	Net debt leverage ratio is equal to Net Debt(2) divided by Adjusted EBITDA(2) for the trailing twelve months.
(2)	Adjusted EBITDA, Net Debt and Net debt leverage ratio are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release. A reconciliation for the Company’s Adjusted EBITDA outlook to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to certain items. However, in 2026 the Company expects equity-based compensation of approximately $16-19 million, depreciation and amortization of approximately $85-95 million, and other interest expense of approximately $110-120 million, each of which is a reconciling item to Net Income.

First Quarter Operating Highlights(3)

●	Revenue was $1.4 billion for the first quarter, a decrease of $58.9 million, or 4.2%.
●	New vehicle revenue was $587.7 million for the first quarter, a decrease of $33.7 million, or 5.4%, and new vehicle unit sales were 15,218 units, a decrease of 1,508 units, or 9.0%. Used vehicle revenue was $403.8 million for the first quarter, a decrease of $18.6 million, or 4.4%, and used vehicle unit sales were 13,464 units, a decrease of 475 units, or 3.4%. Combined new and used vehicle unit sales were 28,682, a decrease of 1,983 units, or 6.5%.
●	Average selling price of new vehicles sold increased 3.9% and average selling price of used vehicles sold decreased 1.0%.
●	Same store new vehicle unit sales decreased 8.7% for the first quarter and same store used vehicle unit sales decreased 2.6%. Combined same store new and used vehicle unit sales decreased 6.0%.

●	New vehicle gross margin was 12.2%, a decrease of 148 basis points, driven primarily by the 5.7% increase in the average cost per new vehicle sold, partially offset by the 3.9% increase in the average selling price per new vehicle sold. Used vehicle gross margin was 17.7%, a decrease of 91 basis points, primarily due to the 1.0% lower average selling price per used vehicle sold.
●	Products, service and other revenue was $158.4 million, a decrease of $6.6 million, or 4.0%, due to reduced service and collision work. Products, service and other gross margin was 47.8%, a decrease of 89 basis points, driven by the lower mix of higher margin service and collision revenue, and increased labor rates.
●	Gross profit was $403.3 million, a decrease of $26.3 million, or 6.1%, and total gross margin was 29.8%, a decrease of 62 basis points. The gross profit decrease was mainly driven by the $13.3 million lower new vehicle gross profit, $7.1 million of decreased used vehicles gross profit, $4.6 million of decreased products, service and other gross profit, and $2.6 million of decreased finance and insurance, net (“F&I”) gross profit.
●	Selling, general and administrative expenses (“SG&A”) were $358.3 million, a decrease of $29.1 million, or 7.5%. This decrease was primarily driven by an $18.9 million decrease in employee cash compensation costs excluding commissions; a $6.4 million decrease in advertising expenses; a $5.1 million decrease in commissions costs, and a $2.5 million decrease in stock-based compensation (“SBC”) expense, partially offset by a $2.5 million increase for software expenses and maintenance. SG&A Excluding SBC(4) was $353.7 million, a decrease of $26.6 million, or 7.0%. As a percentage of gross profit, SG&A and SG&A Excluding SBC were 88.8% and 87.7%, respectively, a decrease of 135 and 84 basis points, respectively.
●	Floor plan interest expense was $21.8 million, an increase of $3.5 million, or 19.2%, primarily as a result of increased average floor plan balance, partially offset by lower average floor plan borrowing rate. Other interest expense, net was $26.8 million, a decrease of $3.7 million, or 12.1%, as a result of lower interest rates and reduced borrowings.
●	Net loss was $(26.7) million for the first quarter of 2026, an increased loss of $2.0 million, or 8.0%. Adjusted EBITDA was $28.0 million, a decrease of $3.2 million, or 10.1%.
●	Diluted loss per share of Class A common stock was $(0.26), an increased loss of $0.05, or 23.8%. Adjusted loss per share – diluted(4) of Class A common stock was $(0.21), an increased loss of $0.05, or 31.3%.
●	The total number of our store locations was 199 as of March 31, 2026, a net decrease of 10 store locations from March 31, 2025, or 4.8%, which included the consolidation of 10 store locations to improve the overall cost efficiency of the remaining store locations. In the first quarter of 2026, we opened two locations and acquired one dealership.

(3)	Unless otherwise indicated, all financial comparisons in these first quarter operating highlights compare our financial results for the first quarter ended March 31, 2026 to our financial results from the first quarter ended March 31, 2025.
(4)	Adjusted loss per share – diluted and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s first quarter 2026 financial results is scheduled for April 30, 2026, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671) and using conference ID# 1136399. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. Presentation materials are available at http://investor.campingworld.com. The replay of the conference call webcast and presentation materials will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company is the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of March 31, 2026, the Company owned 61.4% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the first quarter ended March 31, 2026 to our financial results from the first quarter ended March 31, 2025.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is America’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to make it easy for everyone to enjoy RVing and empower our customers’ joy of travel. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enable us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 44 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, future reductions in SG&A, business plans and goals, future growth of our operations and our market share, future deleveraging activities, capital deployment priorities, future cash flow, operating leverage, future financial results, and centralization initiatives. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the well-being, as well as the continued popularity and reputation for quality of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store revenue; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; the restrictive covenants imposed by our Senior Secured Credit Facilities and Floor Plan Facility; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; regulatory risks; data privacy and cybersecurity risks; our inability to maintain or upgrade our information technology systems; material weakness in our internal control over financial reporting; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

We may use our official LinkedIn account at the handle @CampingWorld and the LinkedIn account of our Chief Executive Officer at the handle @MatthewWagner, as distribution channels of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through this social media channel may be deemed material. Accordingly, investors should subscribe to these accounts, in addition to following our press releases, SEC filings and public conference calls and webcasts. Social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2026	2025
Revenue:
Good Sam Services and Plans	$48,458	$46,208
RV and Outdoor Retail
New vehicles	587,694	621,432
Used vehicles	403,780	422,351
Products, service and other	158,420	164,992
Finance and insurance, net	146,100	148,667
Good Sam Club	10,153	9,874
Subtotal	1,306,147	1,367,316
Total revenue	1,354,605	1,413,524
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	18,909	17,721
RV and Outdoor Retail
New vehicles	515,913	536,359
Used vehicles	332,498	343,961
Products, service and other	82,773	84,739
Good Sam Club	1,173	1,116
Subtotal	932,357	966,175
Total costs applicable to revenue	951,266	983,896

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	29,549	28,487
RV and Outdoor Retail
New vehicles	71,781	85,073
Used vehicles	71,282	78,390
Products, service and other	75,647	80,253
Finance and insurance, net	146,100	148,667
Good Sam Club	8,980	8,758
Subtotal	373,790	401,141
Total gross profit	403,339	429,628

Operating expenses:
Selling, general, and administrative	358,304	387,445
Depreciation and amortization	22,718	22,544
Long-lived asset impairment	—	620
Loss on lease termination and/or remeasurement	64	—
Loss (gain) on sale or disposal of assets	168	(1,823)
Total operating expenses	381,254	408,786
Income from operations	22,085	20,842
Other expense
Floor plan interest expense	(21,819)	(18,306)
Other interest expense, net	(26,849)	(30,531)
Other expense, net	(162)	(158)
Total other expense	(48,830)	(48,995)
Loss before income taxes	(26,745)	(28,153)
Income tax benefit	84	3,471
Net loss	(26,661)	(24,682)
Less: net loss attributable to non-controlling interests	10,259	12,402
Net loss attributable to Camping World Holdings, Inc.	$(16,402)	$(12,280)

Loss per share of Class A common stock:
Basic	$(0.26)	$(0.20)
Diluted	$(0.26)	$(0.21)
Weighted average shares of Class A common stock outstanding:
Basic	63,478	62,531
Diluted	63,478	102,426

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended March 31,		Increase		Percent
	2026	2025	(decrease)		Change
Unit sales
New vehicles	15,218	16,726	(1,508)		(9.0%)
Used vehicles	13,464	13,939	(475)		(3.4%)
Total	28,682	30,665	(1,983)		(6.5%)

Average selling price
New vehicles	$38,618	$37,154	$1,464		3.9%
Used vehicles	29,990	30,300	(310)		(1.0%)

Same store unit sales(1)
New vehicles	14,509	15,900	(1,391)		(8.7%)
Used vehicles	12,906	13,256	(350)		(2.6%)
Total	27,415	29,156	(1,741)		(6.0%)

Same store revenue(1) ($ in 000s)
New vehicles	$561,507	$591,604	$(30,097)		(5.1%)
Used vehicles	386,827	404,247	(17,420)		(4.3%)
Products, service and other	134,846	138,113	(3,267)		(2.4%)
Finance and insurance, net	140,613	142,863	(2,250)		(1.6%)
Total	$1,223,793	$1,276,827	$(53,034)		(4.2%)

Average gross profit per unit
New vehicles	$4,717	$5,086	$(369)		(7.3%)
Used vehicles	5,294	5,624	(330)		(5.9%)
Finance and insurance, net per vehicle unit	5,094	4,848	246		5.1%
Total vehicle front-end yield(2)	10,082	10,179	(97)		(1.0%)

Gross margin
Good Sam Services and Plans	61.0%	61.6%	(67)	bps
New vehicles	12.2%	13.7%	(148)	bps
Used vehicles	17.7%	18.6%	(91)	bps
Products, service and other	47.8%	48.6%	(89)	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.4%	88.7%	(25)	bps
Subtotal RV and Outdoor Retail	28.6%	29.3%	(72)	bps
Total gross margin	29.8%	30.4%	(62)	bps

Retail locations
RV dealerships	198	208	(10)		(4.8%)
RV service & retail centers	1	1	—		0.0%
Total	199	209	(10)		(4.8%)

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,548,659	$1,509,594	$39,065		2.6%
Used vehicles	465,383	406,728	58,655		14.4%
Products, parts, accessories and misc.	172,329	202,628	(30,299)		(15.0%)
Total RV and Outdoor Retail inventories	$2,186,371	$2,118,950	$67,421		3.2%

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$7,822	$7,258	$564		7.8%
Used vehicle inventory per dealer location	2,350	1,955	395		20.2%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.7	1.8	(0.1)		(3.1%)
Used vehicle inventory turnover	3.0	3.5	(0.5)		(13.8%)

Other data
Active Customers(4)	3,998,211	4,140,985	(142,774)		(3.4%)
Good Sam Club members (5)	1,649,168	1,702,017	(52,849)		(3.1%)
Service bays (6)	2,834	2,911	(77)		(2.6%)
Finance and insurance gross profit as a % of total vehicle revenue	14.7%	14.2%	49	bps	n/a
Same store locations	186	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	March 31,	December 31,	March 31,
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	$199,827	$215,043	$20,916
Contracts in transit	134,741	53,327	149,113
Accounts receivable, net	123,150	170,498	118,800
Inventories	2,186,614	2,111,900	2,119,169
Prepaid expenses and other assets	66,509	67,338	74,418
Assets held for sale	5,431	175	20,536
Total current assets	2,716,272	2,618,281	2,502,952

Property and equipment, net	818,496	832,062	886,244
Operating lease assets	797,598	790,974	749,177
Deferred tax assets, net	1,426	1,426	210,586
Intangible assets, net	14,943	15,824	18,520
Goodwill	751,650	749,321	747,802
Other assets	35,902	36,446	31,929
Total assets	$5,136,287	$5,044,334	$5,147,210
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$227,696	$147,707	$250,884
Accrued liabilities	158,011	128,399	160,711
Deferred revenues	87,885	90,456	89,084
Current portion of operating lease liabilities	65,894	65,365	65,653
Current portion of finance lease liabilities	8,610	8,820	7,646
Current portion of Tax Receivable Agreement liability	—	1,416	1,700
Current portion of long-term debt	27,825	57,939	23,147
Notes payable – floor plan, net	1,671,492	1,603,645	1,320,687
Other current liabilities	78,482	79,391	74,129
Total current liabilities	2,325,895	2,183,138	1,993,641

Operating lease liabilities, net of current portion	813,186	804,167	769,518
Finance lease liabilities, net of current portion	114,586	125,384	130,596
Tax Receivable Agreement liability, net of current portion	—	—	148,672
Long-term debt, net of current portion	1,388,664	1,413,618	1,488,388
Deferred revenues	55,638	56,773	62,699
Other long-term liabilities	88,850	89,455	94,885
Total liabilities	4,786,819	4,672,535	4,688,399
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 63,520, 63,437 and 62,569 shares issued and outstanding, respectively	635	634	626
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 shares issued and outstanding	4	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—	—
Additional paid-in capital	219,708	216,944	197,730
Retained (deficit) earnings	(5,394)	11,008	112,140
Total stockholders' equity attributable to Camping World Holdings, Inc.	214,953	228,590	310,500
Non-controlling interests	134,515	143,209	148,311
Total stockholders' equity	349,468	371,799	458,811
Total liabilities and stockholders' equity	$5,136,287	$5,044,334	$5,147,210

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Three Months Ended March 31,
	2026	2025

Net cash used in operating activities	$(65,583)	$(232,479)

Investing activities
Purchases of property and equipment	(34,654)	(23,511)
Proceeds from sale or disposal of property and equipment	126	542
Purchases of real property	(1,381)	(48,584)
Proceeds from the sale or disposal of real property	52,430	6,689
Purchases of businesses, net of cash acquired	(7,035)	(80,564)
Net cash provided by (used in) investing activities	9,486	(145,428)

Financing activities
Payments on long-term debt	(56,322)	(6,268)
Net proceeds on notes payable – floor plan, net	99,565	207,781
Payments on finance leases	(1,867)	(1,763)
Payments on sale-leaseback arrangement	(51)	(51)
Payments of stock offering costs	—	(572)
Dividends on Class A common stock	—	(7,821)
RSU shares withheld for tax	(507)	(871)
Contributions from (distributions to) holders of LLC common units	63	(34)
Net cash provided by financing activities	40,881	190,401

Decrease in cash and cash equivalents	(15,216)	(187,506)
Cash and cash equivalents at beginning of the period	215,043	208,422
Cash and cash equivalents at end of the period	$199,827	$20,916

Loss Per Share

Basic loss per share of Class A common stock is computed by dividing net loss attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted loss per share of Class A common stock is computed by dividing net loss attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted loss per share of Class A common stock (unaudited):

	Three Months Ended March 31,
(In thousands except per share amounts)	2026	2025
Numerator:
Net loss	$(26,661)	$(24,682)
Less: net loss attributable to non-controlling interests	10,259	12,402
Net loss attributable to Camping World Holdings, Inc. — basic	$(16,402)	$(12,280)
Add: reallocation of net loss attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	—	(9,191)
Net loss attributable to Camping World Holdings, Inc. — diluted	$(16,402)	$(21,471)
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	63,478	62,531
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	39,895
Weighted-average shares of Class A common stock outstanding — diluted	63,478	102,426

Loss per share of Class A common stock — basic	$(0.26)	$(0.20)
Loss per share of Class A common stock — diluted	$(0.26)	$(0.21)

Weighted-average anti-dilutive securities excluded from the computation of diluted loss per share of Class A common stock:
Stock options to purchase Class A common stock	136	155
Liability-classified awards	578	—
Restricted stock units	1,847	2,383
Common units of CWGS, LLC that are convertible into Class A common stock	39,895	—

Weighted-average contingently issuable shares excluded from the computation of diluted loss per share of Class A common stock since all necessary conditions had not been satisfied:
Performance stock units	750	750

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted; Adjusted Loss Per Share – Basic; Adjusted Loss Per Share – Diluted; SG&A Excluding SBC; and Net Debt (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA and Net Debt, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial

Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net (loss) income before other interest expense, net (excluding floor plan interest expense), provision for income tax benefit (expense) and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, losses and gains on lease termination and/or remeasurement, losses and gains on sale or disposal of assets, net, SBC, loss and/or impairment on investments in equity securities, modification expense relating to Marcus A. Lemonis’ second amended and restated employment agreement and Tax Receivable Agreement liability adjustment. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended March 31,
($ in thousands)	2026	2025
EBITDA and Adjusted EBITDA:
Net loss	$(26,661)	$(24,682)
Other interest expense, net	26,849	30,531
Depreciation and amortization	22,718	22,544
Income tax benefit	(84)	(3,471)
Subtotal EBITDA	22,822	24,922
Long-lived asset impairment (a)	—	620
Loss on lease termination and/or remeasurement (b)	64	—
Loss (gain) on sale or disposal of assets, net (c)	168	(1,823)
SBC (d)	4,774	7,270
Loss and/or impairment on investments in equity securities (e)	162	157
Adjusted EBITDA	$27,990	$31,146

	Three Months Ended				TTM Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2026	2025	2025	2025	2026
Adjusted EBITDA:
Net (loss) income	$(26,661)	$(109,128)	$(29,351)	$57,523	$(107,617)
Other interest expense, net	26,849	29,487	30,982	30,836	118,154
Depreciation and amortization	22,718	23,718	25,654	23,419	95,509
Income tax (benefit) expense	(84)	3,488	207,459	18,321	229,184
Subtotal EBITDA	22,822	(52,435)	234,744	130,099	335,230
Long-lived asset impairment (a)	—	—	617	—	617
Loss (gain) on lease termination and/or remeasurement (b)	64	(1,965)	76	(107)	(1,932)
Loss (gain) on sale or disposal of assets, net (c)	168	(746)	534	1,185	1,141
SBC (d)	4,774	20,814	7,750	8,444	41,782
Loss and/or impairment on investments in equity securities (e)	162	6,459	1,163	2,600	10,384
Employment agreement modification expense (f)	—	1,500	—	—	1,500
Tax Receivable Agreement liability adjustment (g)	—	216	(149,172)	—	(148,956)
Adjusted EBITDA	$27,990	$(26,157)	$95,712	$142,221	$239,766
(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the loss on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(e)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.
(f)	Represents the 2026 salary under the second amended and restated employment agreement (“Lemonis Second Employment Agreement”) for Marcus A. Lemonis, our former Chairman and Chief Executive Officer. We deemed the 2026 service conditions under the Lemonis Second Employment Agreement to be nonsubstantive for accounting purposes, so we accrued Mr. Lemonis’ 2026 salary of $1.5 million as of December 31, 2025, which was the date that Mr. Lemonis retired from the position of Chairman and Chief Executive Officer. Mr. Lemonis’ SBC and other compensation that may be settled in shares is included in the SBC amount above.
(g)	Represents an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of future cash tax benefits underlying the estimate of future payments under the Tax Receivable Agreement.

Adjusted Net Loss Attributable to Camping World Holdings, Inc. and Adjusted Loss Per Share

We define “Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic” as net loss attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, loss on lease termination and/or remeasurement, loss and gain on sale or disposal of assets, net, SBC, loss and/or impairment on investments in equity securities, the income tax (expense) benefit effect of these adjustments, income tax expense impact from the significant change in valuation allowance against deferred tax assets, and the effect of net loss attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net loss attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Loss Per Share – Basic” as Adjusted Net Loss Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Loss Per Share – Diluted” as Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Loss Per Share – Basic, and Adjusted Loss Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Loss Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Loss Per Share – Basic, and Adjusted Loss Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended March 31,
(In thousands except per share amounts)	2026	2025
Numerator:
Net loss attributable to Camping World Holdings, Inc.	$(16,402)	$(12,280)
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	—	620
Income tax expense for above adjustment (b)	—	(95)
Loss on lease termination and/or remeasurement (c):
Gross adjustment	64	—
Loss (gain) on sale or disposal of assets (d):
Gross adjustment	168	(1,823)
Income tax benefit for above adjustment (b)	—	278
SBC (e):
Gross adjustment	4,774	7,270
Income tax expense for above adjustment (b)	(3)	(1,114)
Loss and/or impairment on investments in equity securities (f):
Gross adjustment	162	157
Income tax expense for above adjustment (b)	—	(24)
Adjustment to net loss attributable to non-controlling interests resulting from the above adjustments (g)	(1,994)	(2,420)
Adjusted net loss attributable to Camping World Holdings, Inc. – basic	(13,231)	(9,431)
Adjustments related to diluted calculation:
Reallocation of net loss attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (h)	—	(9,982)
Income tax on reallocation of net loss attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (i)	—	2,609
Adjusted net loss attributable to Camping World Holdings, Inc. – diluted	$(13,231)	$(16,804)
Denominator:
Weighted-average Class A common shares outstanding – basic	63,478	62,531
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (j)	—	39,895
Adjusted weighted average Class A common shares outstanding – diluted	63,478	102,426

Adjusted loss per share - basic	$(0.21)	$(0.15)
Adjusted loss per share - diluted	$(0.21)	$(0.16)

Anti-dilutive amounts (k):
Numerator:
Reallocation of net loss attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (h)	$(8,265)	$—
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (j)	39,895	—
Anti-dilutive liability-classified awards (j)	578	—
Anti-dilutive restricted stock units (j)	103	254

Reconciliation of per share amounts:
Loss per share of Class A common stock — basic	$(0.26)	$(0.20)
Non-GAAP Adjustments (l)	0.05	0.05
Adjusted loss per share - basic	$(0.21)	$(0.15)

Loss per share of Class A common stock — diluted	$(0.26)	$(0.21)
Non-GAAP Adjustments (l)	0.05	0.05
Adjusted loss per share - diluted	$(0.21)	$(0.16)

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. For the three months ended March 31, 2026, the income tax impact for many of the adjustments related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2026 and 2025 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the loss on the termination and/or remeasurement of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.

(f)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivable with those investments.
(g)	Represents the adjustment to net loss attributable to non-controlling interests resulting from the above adjustments that impact the net loss of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 38.6% and 39.0% for the three months ended March 31, 2026 and 2025, respectively.
(h)	Represents the reallocation of net loss attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(i)	Represents the income tax expense effect of the above adjustment for reallocation of net loss attributable to non-controlling interests. For the three months ended March 31, 2026, the income tax impact of this reallocation adjustment related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2026 and 2025 periods.
(j)	Represents the impact to the denominator for stock options, liability-classified awards, restricted stock units, and/or common units of CWGS, LLC.
(k)	The below amounts have not been considered in our adjusted loss per share – diluted amounts as the effect of these items are anti-dilutive. Additionally, 750,000 performance stock units granted in January 2025 were excluded from the calculation of our adjusted loss per share – diluted, since they represent contingently issuable shares for which all of the necessary conditions had not been satisfied.
(l)	Represents the per share impact of the Non-GAAP adjustments to net loss detailed above (see (a) through (g) above).

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted loss per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our loss per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (k) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure. We believe it provides a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended March 31,
($ in thousands)	2026	2025
SG&A Excluding SBC:
SG&A	$358,304	$387,445
SBC - SG&A	(4,644)	(7,145)
SG&A Excluding SBC	$353,660	$380,300
As a percentage of gross profit	87.7%	88.5%

Net Debt and Net Debt Leverage Ratio

We define “Net Debt” as the sum of long-term debt, finance lease liabilities and our revolving line of credit balance outstanding, if any, less cash and cash equivalents. We commonly use Net Debt along with Adjusted EBITDA, as described above, to calculate the “Net Debt Leverage” ratio, which we define as Net Debt divided by Adjusted EBITDA for the trailing twelve months. We caution investors that amounts presented in accordance with our definition of Net Debt may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Net Debt in the same manner. We present Net Debt because we believe that investors’ understanding of our solvency and borrowing capacity is enhanced by including this Non-GAAP Financial Measure.

The following table reconciles Net Debt to the most directly comparable GAAP financial performance measure, which is total debt:

	March 31,	December 31,	March 31,
($ in thousands)	2026	2025	2025
Net Debt:
Current portion:
Finance lease liabilities	$8,610	$8,820	$7,646
Long-term debt	27,825	57,939	23,147
Total current portion of debt	36,435	66,759	30,793
Noncurrent portion:
Finance lease liabilities	114,586	125,384	130,596
Long-term debt	1,388,664	1,413,618	1,488,388
Total noncurrent portion of debt	1,503,250	1,539,002	1,618,984
Total debt	1,539,685	1,605,761	1,649,777
Less: cash and cash equivalents	(199,827)	(215,043)	(20,916)
Net Debt	$1,339,858	$1,390,718	$1,628,861

Net Debt Leverage Ratio(1)	5.6	5.7	8.1

(1)	We define Net Debt Leverage Ratio as Net Debt divided by Adjusted EBITDA for the trailing twelve months.

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com